UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933

Skintek Labs, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	84-1343594
(State of Incorporation)	(IRS Employer Identification Number)

2700 North 29th Avenue, Suite 305 Hollywood, FL	33020
(Address of Principal Executive Offices	(Zip Code)

Employee Benefit and Compensation Plan
(Full title of the plan)

Mark Baker
2700 North 29th Avenue, Suite 305
Hollywood, FL 33020
(Name and address of agent for services)

(954) 923-4438
(Issuer's Telephone Number)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 7
Exhibit Index begins on sequentially numbered page: 4

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	1,500,000	$0.15(1)	$225,000	$56.25
(1) Estimated solely for the purpose of calculating the registration fee, based on the closing bid price of the Registrant's Common Stock as of May 13, 2002.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information

Skintek Labs, Inc., a Colorado corporation incorporated on December 13, 1994 under the name, Biologistics, Inc. (hereinafter the "Company" or the "Registrant"), to engage in the business of clinical consulting, contract packaging and labeling services for clinical studies. The Company never commenced business operations. On April 22, 1997, as a result of a merger into its subsidiary, Biologistics, Inc., which was incorporated on March 19, 1997, the Company became a Delaware corporation.

We divested, by written consent of the holders of a majority of our outstanding voting stock, our wholly-owned subsidiary Performance Brands, Inc. to Stacy Kaufman, our former sole executive officer and director and a principal shareholder, on March 16, 2001.  As a result of the share transfer agreement, the Company became a company with no operations or assets. The only business activities that will be conducted by the Company will be to seek potential business combinations and continuing to remain current under the reporting requirements of the Exchange Act. We have filed with the SEC an amended Information Statement on Schedule 14C under the Exchange Act that contains information regarding our change of management and the disposition of all of our assets and liabilities.

This Registration Statement on Form S-8 provides for the issuance and registration of a total of one million five hundred thousand shares of common stock of the Company, as follows: Marc Baker, the Company's President, for services as an officers and director, five hundred thousand shares; Douglas B. Zemsky, a business consultant who has and shall continue to provide bona fide services related to management, strategic planning and business acquisition evaluation including evaluation of potential target compnies, five hundred thousand shares; and Cathy Pafumi, a consultant who provides bona fide services as a merger consultant in connection with potential acquisitions, five hundred thousand shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

-	The Registrant's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2002 as filed with the Commission.
-	The Registrant's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2001 and 2000, as filed with the Commission.
-	The description of the Registrant's Common Stock set forth in Item 8, Part I of the Registrant's Registration Statement on Form 10-SB/12g/A filed with the Commission on February 1, 2002.
The Registrant's Definitive Schedule 14C as filed with the Commission on May 6, 2002.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

            The Registrant's Common Stock is registered under Section 12(g) of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock issuable by the Registrant under its Plan will be passed upon for the Registrant by Thomas J. Craft, Jr., P.A., West Palm Beach, Florida.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As filed with the Company's Registration Statement on Form 10-SB/12g.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
4.2(2)	Articles of Incorporation of the Company incorporated by reference and included in the Company’s Registration Statement on Form 10-SB/12g.
4.2(3)	By-Laws of the Company incorporated by reference and included in the Company’s Registration Statement on Form 10-SB/12g.
5	Opinion of Thomas J. Craft, Jr., P.A., regarding legality of the securities filed herewith.
23.1	Consent of Thomas J. Craft, Jr., P.A., contained in Exhibit 5 filed herewith.
23.2	Consent of Grassano Accounting, P.A., Independent Public Accountant.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on this May 13, 2002.

Skintek Labs, Inc.
/s/ Marc Baker
Marc Baker, President

Exhibit 5

Thomas J. Craft, Jr., P.A.
301 Clematis Street, Suite 3000
The Galleria Building
West Palm Beach, FL 33401
Phone: (561) 651-7336 Fax: (561) 655-3202

May 13, 2002
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Skintek Labs, Inc.
Commission File No. 0-27565
Registration Statement on Form S-8

Gentlemen:

I have been requested by Royal Finance Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 1,500,000 shares of common stock issued for bona fide services provided and to be provided to the Registrant.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have received representations from the Company that the issuance and registration of these shares were authorized by board of directors of Skintek Labs, Inc. I have further determined that the shares when issued will be legally issued, fully paid and non-assessable shares of the Registrant. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. The shares to be issued to Marc Baker will be bear a restricted legend. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.
Thomas J. Craft, Jr., P.A.

Exhibit 23.1

(Contained in Opinion-Exhibit)

EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I previously issued my report, accompanying the financial statements of the Registrant for the year ended December 31, 2001, dated March 9, 2002, filed with the Registrant’s Annual Report on Form 10-KSB. I hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 filed with the SEC by the Registrant.

Grassano Accounting, P.A.
/s/ Grassano Accounting P.A.

Boca Raton, Florida
May 13, 2002